CUC INTERNATIONAL INC. AND SUBSIDIARIES
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
(In thousands, except per share amounts)
                                      Three Months
                                     Ended July 31,
                                   -----------------
                                     1995     1994
PRIMARY                            -------------------
 Average shares outstanding        173,030   166,428
 Net effect of dilutive stock options -
based on the treasury stock method
     using average market price     12,173     9,534
                                   -------   -------
     Total                         185,203   175,962
                                   =======   =======
     Net Income                    $38,170   $27,963
                                   =======   =======
     Net income per common share    $0.206    $0.159
                                    ======    ======
FULLY DILUTED
 Average shares outstanding        173,030   166,428
 Net effect of dilutive stock options -
     based on the treasury stock method
     using the period - end market
     price, if higher than the average
     market price                   13,294    10,123
 Net effect of zero coupon convertible
     notes - based on the if converted
     method                          2,454     2,760
                                   -------   -------
     Total                         188,778   179,311
                                   =======   =======
 Net Income                        $38,170   $27,963
 Zero Coupon Convertible Notes         252       257
                                   -------   -------
                                   $38,422   $28,220
                                   =======   =======
     Net income per common share    $0.204    $0.157
                                    ======    ======


CUC INTERNATIONAL INC. AND SUBSIDIARIES
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
(In thousands, except per share amounts)
                                        Six Months
                                     Ended July 31,
                                   ------------------
                                     1995     1994
PRIMARY                            -------------------
 Average shares outstanding        172,414   165,858
 Net effect of dilutive stock options -
     based on the treasury stock
method using average market price   12,026    10,029
                                   -------   -------
     Total                         184,440   175,887
                                   =======   =======
     Net Income                    $72,890   $54,564
                                   =======   =======
     Net income per common share    $0.395    $0.310
                                    ======    ======
FULLY DILUTED
 Average shares outstanding        172,414   165,858
 Net effect of dilutive stock options -
     based on the treasury stock method
     using the period - end market
     price, if higher than the average
market price                        12,981    10,323
 Net effect of zero coupon convertible
     notes - based on the if converted
method                               2,557     2,868
                                   -------   -------
     Total                         187,952   179,049
                                   =======   =======
 Net Income                        $72,890   $54,564
 Zero Coupon Convertible Notes         515       505
                                   -------   -------
                                   $73,405   $55,069
                                   =======   =======
     Net income per common share    $0.391    $0.308
                                    ======    ======